Hecla Reports Fourth Quarter and Full Year 2025 Results

2025 Cash Flow from Operations $563 million, Free Cash Flow1 $310 million, Numerous records achieved; Balance sheet strengthening continues, Net leverage ratio at 0.1x from 1.6x a year ago

COEUR D'ALENE, IDAHO - February 17, 2026- Hecla Mining Company (NYSE:HL) ("Hecla", "we", "our" or the "Company") today announced fourth quarter and full year 2025 financial and operating results. "Prior quarter" refers to the third quarter of 2025 and "prior year" refers to 2024.

2025 HIGHLIGHTS

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Financial Performance:

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Record revenue: Over $1.4 billion, representing a 53% increase over prior year.
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Record profitability: Net income applicable to common stockholders of $321 million, or $0.49 per share.
•
Record Adjusted EBITDA: $670 million, nearly doubling the prior year.4
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Substantial deleveraging: Total debt of $276 million, net debt of $34 million, decline of 50% in total debt over prior year. Gross Debt to Adjusted EBITDA ratio of 0.4x.
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Building balance sheet strength: Cash balance of $242 million, providing strategic flexibility.
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Continued strong cash flow generation: $563 million cash generated from operations, with $310 million in free cash flow1, all operations generated positive free cash flow.

Operational Performance:

•
Silver Operations:
o
17.0 million ounces of silver produced, exceeding 2024 production by over 5% and at the top end of consolidated silver production guidance.
o
Consolidated total cost of sales of $556 million, with silver cash cost of ($1.75) per ounce and AISC of $11.28 per ounce (both after by-product credits).2,3
•
Gold Operations:
o
Casa Berardi and Greens Creek delivered 2025 consolidated gold production of 151 thousand ounces, exceeding the top end of gold production guidance.
o
Casa Berardi total cost of sales in 2025 of $207 million, with gold cash cost of $1,851 per ounce and AISC of $2,029 per ounce (both after by-product credits).2,3
•
Individual Mine Performance:
o
Greens Creek: Produced over 8.7 million ounces of silver and over 59 thousand ounces of gold. Total cost of sales in 2025 of $290 million, with silver cash cost of ($8.02) per ounce and AISC of ($2.36) per ounce (both after by-product credits).2,3

o
Lucky Friday: Record silver production of 5.3 million ounces, exceeding the top end of production guidance of 5.1 million ounces. Total cost of sales of $174 million, with silver cash cost of $8.66 per ounce and AISC of $21.98 per ounce (both after by-product credits).2,3 Construction of the surface cooling project continued with the project 79% complete as of year-end and tracking for completion by mid-2026.
o
Keno Hill: First year of profitability and positive free cash flow generation under Hecla ownership. Achieved a new production record with over 3 million ounces of silver produced. The backfill plant construction was completed and is now being commissioned.
•
Safety
o
Reduced company-wide Total Recordable Injury Frequency Rate ("TRIFR") to 1.69 in 2025, an improvement of 13% over the prior year.
•
Permitting:
o
Aurora/Polaris: Received Finding of No Significant Impact ("FONSI") and Decision Notice from the U.S. Forest Service (“USFS”) for the Polaris Exploration Project in Mineral County, Nevada, clearing the way for exploration activities to commence in 2026.
•
Subsequent to Quarter End:
o
Casa Berardi: Announced the sale of the wholly-owned subsidiary that owns the Casa Berardi Mine and other Quebec exploration assets to Orezone Gold Corporation for total consideration of up to $593 million (subject to customary purchase price adjustments), with the transaction expected to close in the first quarter of 2026.
o
Greens Creek: Received FONSI and Decision Notice authorizing surface exploration operations.

Rob Krcmarov, President and Chief Executive Office, said: “2025 was a transformational year for Hecla with strong operational and financial results across a number of key metrics. Our balance sheet improved significantly and we are now well positioned to invest in value surfacing initiatives focused on our best-in-class project pipeline. All three silver operations delivered strong results - Lucky Friday achieved record production, Keno Hill reached a significant milestone, achieving its first full year of profitability under Hecla's ownership, and Greens Creek continued generating substantial cash flow. All while safety performance improved 13% company-wide.

The pending sale of Casa Berardi for up to $593 million, which is expected to close in the first quarter of this year, positions us as North America's premier silver company. With our strengthened balance sheet and cash position, we aim to nearly double our exploration and pre-development spending to $55 million in 2026, and we will continue to focus on operational excellence and disciplined growth across our high quality silver portfolio."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior quarter" refers to the third quarter of 2025 and "prior year" refers to 2024.

In thousands (except per ounce amounts)	4Q-2025	3Q-2025	2Q-2025	1Q-2025	4Q-2024	2025	2024
Financial Highlights
Sales	$448,111	$409,542	$304,027	$261,339	$245,085	$1,423,019	$929,925
Total cost of sales	$199,903	$229,075	$184,503	$187,335	$185,799	$800,816	$731,715
Gross profit	$248,208	$180,467	$119,524	$74,004	$59,286	$622,203	$198,210
Net income applicable to common stockholders	$134,271	$100,588	$57,567	$28,734	$1,623	$321,160	$35,250
Basic income per common share (in dollars)	$0.20	$0.15	$0.09	$0.05	$-	$0.49	$0.06
Adjusted EBITDA [4]	$251,058	$195,695	$132,463	$90,788	$86,558	$670,004	$337,909
Cash and cash equivalents	$241,558	$133,910	$296,565	$23,668	$26,868	$241,558	$26,868
Total Debt	$275,800	$277,746	$556,952	$560,749	$550,713	$275,800	$550,713
Net Debt	$34,242	$143,836	$260,387	$537,081	$523,845	$34,242	$523,845
Net Debt to Adjusted EBITDA [4]	0.1	0.3	0.7	1.5	1.6	0.1	1.6
Cash provided by operating activities	$217,055	$148,049	$161,796	$35,738	$67,470	$562,638	$218,277
Capital investment	$(82,346)	$(57,905)	$(58,043)	$(54,095)	$(60,784)	$(252,389)	$(214,492)
Free cash flow [1]	$134,709	$90,144	$103,753	$(18,357)	$6,686	$310,249	$3,785

Free cash flow [1] by operation
Greens Creek
Cash flow from operations	$101,902	$83,408	$75,371	$43,858	$60,442	$304,539	$186,500
Exploration	$743	$3,228	$2,049	$343	$1,129	$6,363	$8,016
Capital investment	$(23,282)	$(12,179)	$(8,397)	$(10,759)	$(15,798)	$(54,617)	$(47,795)
Free cash flow [1]	$79,363	$74,457	$69,023	$33,442	$45,773	$256,285	$146,721
Lucky Friday
Cash flow from operations	$56,869	$29,279	$20,650	$23,805	$25,329	$130,603	$131,361
Exploration	$885	$1,054	$169	$-	$-	$2,108	$-
Capital investment	$(24,680)	$(16,865)	$(15,942)	$(15,446)	$(12,608)	$(72,933)	$(49,592)
Free cash flow [1]	$33,074	$13,468	$4,877	$8,359	$12,721	$59,778	$81,769
Keno Hill
Cash flow from operations	$33,028	$22,109	$16,445	$(9,661)	$(1,752)	$61,921	$(17,748)
Exploration	$365	$975	$3,344	$1,692	$2,605	$6,376	$7,786
Capital investment	$(15,964)	$(14,747)	$(17,045)	$(10,436)	$(15,584)	$(58,192)	$(54,869)
Free cash flow [1]	$17,429	$8,337	$2,744	$(18,405)	$(14,731)	$10,105	$(64,831)
Casa Berardi
Cash flow from operations	$50,162	$48,938	$47,198	$9,900	$12,356	$156,198	$48,663
Exploration	$-	$-	$-	$-	$-	$-	$1,000
Capital investment	$(16,410)	$(13,480)	$(15,367)	$(16,257)	$(16,406)	$(61,514)	$(60,704)
Free cash flow [1]	$33,752	$35,458	$31,831	$(6,357)	$(4,050)	$94,684	$(11,041)

Metals Prices
Average metal prices
Silver - London PM Fix, $/ounce	$54.83	$39.38	$33.63	$31.91	$31.34	$39.94	$28.24
Gold - London PM Fix, $/ounce	$4,142	$3,456	$3,279	$2,863	$2,662	$3,435	$2,387
Lead - LME Final Cash Buyer, $/pound	$0.89	$0.89	$0.88	$0.89	$0.91	$0.89	$0.94
Zinc - LME Final Cash Buyer, $/pound	$1.44	$1.28	$1.20	$1.29	$1.38	$1.30	$1.26
Realized Prices
Silver, $/ounce	$69.28	$42.58	$34.82	$33.59	$30.19	$45.25	$28.58
Gold, $/ounce	$4,210	$3,509	$3,314	$2,940	$2,656	$3,490	$2,403
Lead, $/pound	$0.97	$0.93	$0.92	$0.92	$0.94	$0.94	$0.97
Zinc, $/pound	$1.45	$1.48	$1.31	$1.29	$1.53	$1.39	$1.37

FULL YEAR RESULTS

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Sales increased to over $1.4 billion, an increase of 53% over the prior year, primarily reflecting higher realized precious metals and zinc prices, due largely to timing of sales in a rising price environment, and higher precious metals sales volumes. Payable silver and gold ounces sold were over 5% higher compared to the prior year.

Gross profit was $622 million, a three-fold increase over the prior year. The increase is attributable to all mines, with Keno Hill, contributing its first annual positive gross profit under Hecla ownership. Gross profit benefited from higher revenue driven by higher realized prices and higher payable silver and gold sales volumes, partially offset by higher total cost of sales related to the higher volumes sold.

Net income applicable to common stockholders was $321 million, compared to $35 million in the prior year, over a nine-fold increase. The improvement was primarily related to:

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A 53% increase in revenue due primarily to higher payable silver and gold sold and higher realized precious metals and zinc prices.
•
$29 million lower ramp-up and suspension costs driven primarily by Keno Hill transitioning to profitability.
•
$8 million lower interest expense driven by a reduction in gross debt.
•
A decrease in depreciation expense of $23 million due primarily to lower depreciation expense at Casa Berardi.

Partly offset by:

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An increase in cost of sales of $93 million related to higher total cost of sales at Greens Creek, Lucky Friday and Keno Hill on higher volumes sold, partly offset by lower total cost of sales at Casa Berardi as depreciation expense decreased over the prior year.
•
An increase in income and mining tax provision of $127 million, reflecting higher taxable income and higher Alaska Mining License Tax and Quebec Mining Duties driven by elevated profitability at Greens Creek and Casa Berardi, respectively.

Adjusted EBITDA was $670 million, nearly double the prior year.4

Net Debt to Adjusted EBITDA improved significantly with net debt declining by more than 93% from the prior year to $34 million.4 The ratio of net debt to adjusted EBITDA (net leverage ratio) improved to 0.1x from 1.6x in the prior year due to strong EBITDA generation during the last 12 months, and an over $500 million decrease in net debt.4

Cash and cash equivalents at December 31, 2025, were $242 million and included no draws on the revolving credit facility.

Cash provided by operating activities was $563 million, up nearly 160% over the prior year, primarily attributable to elevated metal prices realized through higher volumes of payable silver and gold ounces sold. Cash provided by operating activities was impacted by unfavorable working capital changes of approximately $28 million compared to the prior year, driven primarily by a $138 million increase

(unfavorable) in accounts receivable due to elevated metal prices and timing of concentrate shipments. The increase was largely concentrated in the fourth quarter, which saw over a $65 million increase.

Capital investment was $252 million, an increase of $38 million compared to the prior year, with numerous capital projects planned in 2025 at the operating mines that were either completed or tracking well to schedule at year end. In addition, we invested in corporate projects in 2025 geared toward improving business planning and operations initiatives, with more investment planned in 2026.

Free cash flow was $310 million, compared to less than $4 million in the prior year, with the increase primarily due to higher cash flow from operations, partly offset by higher capital investment.1

In thousands (except per ounce amounts)	4Q-2025	3Q-2025	2Q-2025	1Q-2025	4Q-2024	2025	2024
Operational Highlights
Silver production
Greens Creek, ounces	1,951,784	2,347,674	2,422,978	2,002,560	1,857,314	8,724,996	8,480,877
Lucky Friday, ounces	1,250,204	1,337,353	1,340,877	1,332,252	1,184,819	5,260,686	4,890,949
Keno Hill, ounces	597,020	898,328	750,712	772,430	597,293	3,018,490	2,773,873
Casa Berardi, ounces	4,597	6,921	5,943	5,152	6,188	22,613	24,231
Total, ounces	3,803,605	4,590,276	4,520,510	4,112,394	3,645,614	17,026,785	16,169,930
Gold production
Casa Berardi, ounces	17,472	25,070	28,145	20,473	20,534	91,160	86,648
Greens Creek, ounces	12,256	15,584	17,750	13,759	11,746	59,349	55,275
Total, ounces	29,728	40,654	45,895	34,232	32,280	150,509	141,923
Silver payable ounces sold	3,732,076	4,463,356	3,522,975	3,517,970	3,488,207	15,236,377	14,485,158
Gold payable ounces sold	30,683	41,038	37,333	29,655	33,563	138,709	132,442
Concentrate volumes produced and sold
Greens Creek
Silver concentrate produced, tons	14,896	17,180	17,985	15,541	15,775	65,602	61,253
Silver concentrate sold, tons	17,333	18,954	13,789	15,496	16,061	65,572	61,451
Zinc concentrate produced, tons	17,485	18,548	20,936	18,228	19,251	75,197	75,747
Zinc concentrate sold, tons	18,918	20,065	17,987	18,384	19,464	75,354	75,791
Precious metal concentrate produced, tons	5,571	6,379	8,316	7,515	8,537	27,781	30,085
Precious metal concentrate sold, tons	-	8,743	8,061	8,330	10,975	25,134	34,409
Lucky Friday
Silver concentrate produced, tons	12,283	13,796	13,212	12,934	13,442	52,225	47,077
Silver concentrate sold, tons	12,590	13,726	12,992	13,224	13,340	52,532	46,604
Zinc concentrate produced, tons	6,269	6,869	6,940	6,677	6,873	26,755	23,962
Zinc concentrate sold, tons	7,220	6,178	6,756	7,486	6,107	27,640	22,955
Keno Hill
Silver concentrate produced, tons	1,165	2,056	1,688	1,765	1,397	6,674	5,411
Silver concentrate sold, tons	2,380	2,380	1,614	1,217	1,096	7,591	5,089
Precious metals concentrate produced, tons	815	1,398	907	785	481	3,905	2,765
Precious metals concentrate sold, tons (a)	1,023	1,258	925	623	431	3,829	2,643
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [2]	$(0.23)	$(2.03)	$(5.46)	$1.29	$(0.27)	$(1.75)	$2.72
Silver AISC per ounce [3]	$18.11	$11.01	$5.19	$11.91	$11.51	$11.28	$13.06
Gold cash costs per ounce [2]	$2,272	$1,582	$1,578	$2,195	$1,936	$1,851	$1,762
Gold AISC per ounce [3]	$2,696	$1,746	$1,669	$2,303	$2,203	$2,029	$1,990

(a) Precious metals concentrates include intersegment sales to Greens Creek.

Consolidated silver production of 17.0 million ounces was over 5% higher than the prior year, with all three silver mines driving the annual increase.

Consolidated gold production of 151 thousand ounces was over 6% higher than the prior year, with both Casa Berardi and Greens Creek delivering higher gold production than the prior year.

Silver payable ounces sold of 15.2 million ounces, approximately 5% higher than the prior year.

Gold payable ounces sold of 139 thousand ounces, approximately 5% higher than the prior year.

Concentrate volumes produced and sold proved relatively unchanged on an annual basis. Shipment of a precious metals concentrate at Greens Creek was delayed to January 2026 and contributed to the inventory build at year end. Due to the elevated precious metal prices at year end, the balance of accounts receivable rose by nearly $143 million. This increase is solely tied to the increase in metal value of concentrate receivables as of December 31, 2025, with the majority of these funds collected in January and February 2026.

Consolidated silver total cost of sales was $556 million, an increase of $68 million (14%) over the prior year, primarily due to higher sales volumes sold. Depreciation, depletion and amortization expense increased $16 million for silver operations due primarily to higher sales volumes.

Silver cash costs and AISC per silver ounce, each after by-product credits, were ($1.75) and $11.28, respectively, lower versus the prior year, primarily due to higher ounces produced, $80 million higher by-product credits, mostly associated with Greens Creek, and $30 million lower treatment charges, partly offset by higher production costs, primarily at Lucky Friday, and higher general and administrative expense. Decrease in AISC year-over-year was partly offset by $29 million higher sustaining capital investment.2,3

Gold total cost of sales for Casa Berardi decreased by nearly $17 million due primarily to a decrease in depreciation expense related to the underground mine. Gold sales volumes rose by nearly 4.6 thousand ounces due to higher production compared to the prior year.

Gold cash costs and AISC per gold ounce, each after by-product credits, were $1,851 and $2,029 respectively. Cash costs and AISC were higher compared to the prior year due to higher operating costs, with lower sustaining capital partly offsetting the rise in AISC.2,3

DIVIDENDS

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Pursuant to the Company's dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about March 24, 2026, to stockholders of record on March 9, 2026.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about April 1, 2026, to preferred stockholders of record on March 16, 2026.

2026 GUIDANCE 2,3

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In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures. 2026 guidance was previously disclosed in a production and cost guidance release dated January 26, 2026. All guidance items related to the silver mines (Greens Creek, Lucky Friday and Keno Hill) remain unchanged. Gold production guidance is changed for Casa Berardi, along with gold total cost of sales, cash costs and AISC per ounce (after by-product credits)3,4 to reflect the sale currently expected to close in the first quarter 2026. Capital expenditure guidance and projected consolidated exploration and pre-development investment have been updated to reflect the planned sale of Casa Berardi.

2026 Production Outlook

Consolidated silver production is expected to be 15.1 - 16.5 million ounces.

Consolidated gold production is expected to be 65.0-72.0 thousand ounces, including 14.0-17.0 thousand ounces in the first quarter from Casa Berardi.

	Silver Production (Moz)	Gold Production (Koz)
Greens Creek	7.5 - 8.1	51.0 - 55.0
Lucky Friday	4.7 - 5.2	N/A
Keno Hill	2.9 - 3.2	N/A
2026 Total	15.1 - 16.5	51.0 - 55.0

Gold Production (Koz)
Casa Berardi	14.0 - 17.0

2026 Cost Guidance

Total silver cash cost and AISC guidance per silver ounce (after by-product credits) is at ($1.50)-($1.25)/oz and $15.00-$16.25/oz respectively.2,3 This guidance only incorporates Greens Creek and Lucky Friday, as Keno Hill does not meet our definition of commercial production with one of five criteria currently achieved (see page 67 in our 10-K filing for further details).

Casa Berardi guidance for total cost of sales (includes depreciation) is revised down to $49 million with the announced sale of Casa Berardi currently expected to close in the first quarter 2026. Cash cost and AISC (both after by-product credits) per gold ounce is revised to $2,350-$2,850 and $2,775-$3,375 respectively.2,3

Metal Prices and FX rate assumptions. Expectations for 2026 include gold $4,000/oz, silver $50.00/oz, zinc $1.30/lb, and lead 0.90$/lb, for by-product credit calculations. Numbers are rounded. Assumed exchange rate for Canadian dollar is 1.35 CAD/USD, unchanged from the prior year.

	Total costs of Sales (million)	Cash cost, after by-product credits, per silver ounce[2]	AISC, after by-product credits, per produced silver ounce[3]
Greens Creek	287.0	($9.00) - ($8.25)	$0.00 - $0.50
Lucky Friday	184.0	$10.25 - $11.00	$23.50 - $26.00
Total Silver	471.0	($1.50) - ($1.25)	$15.00 - $16.25

	Total costs of Sales (million)	Cash cost, after by-product credits, per gold ounce[2]	AISC, after by-product credits, per produced gold ounce[3]
Casa Berardi	49.0	$2,350 - $2,850	$2,775 - $3,375

2026 Capital and Exploration Investment Guidance

Total capital (growth, sustaining and corporate) investment guidance is $216-$238 million for all four mines and corporate, with guidance for the three silver mines and corporate projects remaining unchanged at $204-$223 million from the January release.

•
Greens Creek's capital investment is primarily attributable to mine development and the expansion of its tailings facility, which, when completed is expected to provide tailings storage capacity through 2045.
•
Lucky Friday's capital investment is heavily tied to underground development, a new tailings facility and a surface cooling project, which is expected to be completed by mid-2026, and to increase the designed cooling capacity at the mine over its reserve mine-life of fifteen years.
•
Expected capital investment at Keno Hill comprises mine development and infrastructure projects, including, a waste storage facility and water treatment plant.
•
Casa Berardi's capital investment guidance is revised down to $12-$15 million to reflect planned spending in the first quarter up to the expected closing of its sale.

Exploration and pre-development investments are expected to nearly double from the prior year to $55 million (inclusive of the $2.1 million associated with Casa Berardi), with the focus at Greens Creek, Keno Hill, Lucky Friday and Nevada (Midas, Hollister and Aurora) with the budget nearly tripling from that of 2025 for this region.

(millions)	Total	Sustaining	Growth
2026 Total Capital Investment	$204 - $223	$143 - $157	$61 - $66
Greens Creek	$66 - $71	$66 - $71	-
Lucky Friday	$68 - $73	$68 - $73	-
Keno Hill	$61 - $66	-	$61 - $66
Corporate	$9 - $13	$9 - $13	-
2026 Exploration & Pre-Development	$55

	Casa Berardi
(millions)	Total	Sustaining	Growth
2026 Capital Investment	$12 - $15	$6 - $8	$6 - $7
2026 Exploration	$2.1

CONFERENCE CALL AND WEBCAST

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A conference call and webcast will be held on Wednesday, February 18, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-800-715-9871 or for international dialing 1-646-307-1963. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/660148892 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital investment. Cash provided by operating activities for the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi operations excludes exploration and pre-development investment, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital investment refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(2) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All-in sustaining cost ("AISC"), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income, the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

Cautionary Statement Regarding Forward Looking Statements, Including 2026 Outlook

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as "may", "will", "should", "expects", "intends", "projects", "believes", "estimates", "targets", "anticipates" and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) at Greens Creek, the dry stack tailings storage capacity expansion project is expected to provide storage capacity through 2045; (ii) at Lucky Friday, the surface cooling project is tracking for completion by mid-2026, and is to increase designed cooling capacity over reserve mine-life of fifteen years; (iii) at Keno Hill, the backfill plant construction was completed and is now being commissioned, and 2026 expected capital investment comprises mine development and infrastructure projects, including, a waste storage facility and water treatment plant; (iv) at Casa Berardi, 2026 capital investment guidance is revised down to $12-$15 million to reflect planned spending in the first quarter up to the expected closing of its sale; (v) at Polaris Exploration Project, the receipt of Finding of No Significant Impact ("FONSI") and Decision Notice from the U.S. Forest Service (“USFS”), clearing the way for exploration activities to commence in 2026; (vi) at Corporate level, we plan to invest more in corporate projects in 2026 geared toward improving business planning and operations initiatives; (vii) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2026; (viii) Company-wide and mine-specific estimated silver, gold, silver-equivalent and gold-equivalent ounces of production for 2026; and (ix) metals prices and foreign exchange rate assumptions.

The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2025 Form 10-Q filed on May 1, 2025, Form 10-Q filed on August 6, 2025, Form 10-Q filed on November 5, 2025, and 2025 Form 10-K expected to be filed on February 17, 2026 for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. The Company reports reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because the Company is a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
Sales	$448,111	$409,542	$1,423,019	$929,925
Cost of sales and other direct production costs	164,054	180,451	640,799	548,245
Depreciation, depletion and amortization	35,849	48,624	160,017	183,470
Total cost of sales	199,903	229,075	800,816	731,715
Gross profit	248,208	180,467	622,203	198,210

Other operating expenses:
General and administrative	19,215	13,872	57,626	45,405
Exploration and pre-development	4,881	9,554	27,745	27,321
Ramp-up and suspension costs	3,277	3,257	14,005	43,307
Provision for closed operations and environmental matters	4,965	1,268	7,867	6,843
Write-down of property, plant and equipment	—	—	—	14,574
Other operating income	(4,169)	3,871	165	(45,516)
	28,169	31,822	107,408	91,934
Income from operations	220,039	148,645	514,795	106,276
Other expense:
Interest expense	(5,526)	(13,405)	(41,581)	(49,834)
Fair value adjustments, net	(18,412)	17,625	12,455	(2,204)
Foreign exchange (loss) gain	(2,196)	305	(5,764)	7,552
Other (expense) income, net	(5,612)	2,433	(726)	4,426
	(31,746)	6,958	(35,616)	(40,060)
Income before income and mining taxes	188,293	155,603	479,179	66,216
Income and mining tax provision	(53,884)	(54,877)	(157,467)	(30,414)
Net income	134,409	100,726	321,712	35,802
Preferred stock dividends	(138)	(138)	(552)	(552)
Net income applicable to common stockholders	$134,271	$100,588	$321,160	$35,250
Basic income per common share after preferred dividends	$0.20	$0.15	$0.49	$0.06
Diluted income per common share after preferred dividends	$0.20	$0.15	$0.49	$0.06
Weighted average number of common shares outstanding basic	669,874	669,194	651,965	620,848
Weighted average number of common shares outstanding diluted	673,797	671,938	655,768	622,535

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net income	$134,409	$100,726	$321,712	$35,802
Non-cash elements included in net income:
Depreciation, depletion and amortization	39,107	49,377	165,570	190,471
Inventory adjustments	10,591	51	13,012	11,707
Fair value adjustments, net	18,412	(17,625)	(12,455)	2,204
Provision for reclamation and closure costs	5,834	1,986	11,635	9,370
Stock-based compensation	3,356	2,639	10,918	8,659
Deferred income taxes	46,456	44,502	130,467	19,688
Net foreign exchange loss (gain)	2,196	(305)	5,764	(7,552)
Write-down of property, plant and equipment	—	—	—	14,574
Other non-cash items, net	9,069	4,524	12,049	1,706
Change in assets and liabilities:
Accounts receivable	(65,408)	(60,988)	(136,835)	(17,159)
Inventories	(12,421)	11,773	(21,469)	(32,835)
Other current and non-current assets	9,222	9,002	30,915	(12,517)
Accounts payable, accrued and other current liabilities	3,571	(8,155)	(765)	(2,826)
Accrued payroll and related benefits	11,171	3,378	22,372	6,739
Accrued taxes	5,348	9,624	16,978	2,817
Accrued reclamation and closure costs and other non-current liabilities	(3,858)	(2,460)	(7,230)	(12,571)
Net cash provided by operating activities	217,055	148,049	562,638	218,277
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(82,346)	(57,905)	(252,389)	(214,492)
Proceeds from disposition of assets	20	586	734	1,694
Proceeds from sale or exchange of investments	24,391	—	28,087	—
Purchases of investments	(21,932)	—	(21,932)	(73)
Purchase of silver puts	(25,000)	—	(25,000)	—
Net cash used in investing activities	(104,867)	(57,319)	(270,500)	(212,871)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net	—	42,093	216,225	58,368
Acquisition of treasury shares	—	—	(885)	(1,197)
Borrowings of debt	—	20,000	153,000	279,000
Repayments of debt	—	(310,245)	(427,245)	(384,000)
Dividends paid to common and preferred stockholders	(2,699)	(2,653)	(10,375)	(25,331)
Repayments of finance leases and other	(2,072)	(2,423)	(8,715)	(10,664)
Net cash used in financing activities	(4,771)	(253,228)	(77,995)	(83,824)
Effect of exchange rates on cash	233	(168)	544	(1,076)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	107,650	(162,666)	214,687	(79,494)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	135,082	297,748	28,045	107,539
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$242,732	$135,082	$242,732	$28,045

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$241,558	$26,868
Accounts receivable	187,340	49,053
Inventories	114,785	104,936
Other current assets	85,661	33,295
Total current assets	629,344	214,152
Investments	47,842	33,897
Restricted cash and cash equivalents	1,174	1,177
Properties, plants, equipment and mine development, net	2,840,827	2,694,119
Operating lease right-of-use assets	8,859	7,544
Other non-current assets	32,599	30,171
Total assets	3,560,645	$2,981,060

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$163,811	$118,103
Current debt	—	33,617
Finance leases	7,173	8,169
Accrued reclamation and closure costs	13,795	13,748
Accrued interest	7,678	14,316
Other current liabilities	39,107	9,885
Total current liabilities	231,564	197,838
Accrued reclamation and closure costs	188,471	111,162
Long-term debt including finance leases	268,627	508,927
Deferred tax liability	246,425	110,266
Other non-current liabilities	33,912	13,353
Total liabilities	968,999	941,546

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	169,689	160,052
Capital surplus	2,643,211	2,418,149
Accumulated deficit	(182,143)	(493,529)
Accumulated other comprehensive loss, net	(3,334)	(10,266)
Treasury stock	(35,816)	(34,931)
Total stockholders’ equity	2,591,646	2,039,514
Total liabilities and stockholders’ equity	$3,560,645	$2,981,060
Common shares outstanding	679,220	640,548

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months and years ended December 31, 2025 and 2024, and the three months ended September 30, 2025, June 30, 2025, and March 31, 2025 and an estimate for our silver operations for the twelve months ended December 31, 2026, and gold operation for the three months ended March 31, 2026.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as the Company reports them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that the Company utilizes to measure each mine's operating performance. The Company uses AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure the Company reports, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. The Company also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi. The Company has not disclosed cost per ounce statistics for the Keno Hill operation as it is in the production ramp-up phase and has not met our definition of commercial production. Determination of when those criteria have been met requires the use of judgment, and our definition of commercial production may differ from that of other mining companies.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2025					Three Months Ended September 30, 2025					Twelve Months Ended December 31, 2025					Twelve Months Ended December 31, 2024
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$79,963	$42,714	$18,729	$—	$141,406	$81,658	$44,641	$31,171	$—	$157,470	$290,180	$173,690	$91,652	$—	$555,522	$268,127	$144,485	$74,962	$—	$487,574
Depreciation, depletion and amortization	$(13,244)	(10,884)	(3,798)	—	(27,926)	(16,229)	(13,471)	(8,028)	—	(37,728)	$(55,959)	$(51,055)	$(19,769)	$—	(126,783)	(53,450)	(41,049)	(16,136)	—	(110,635)
Treatment costs	$242	2,283	—	—	2,525	(436)	2,434	-	—	1,998	$948	$9,734	$—	$—	10,682	26,266	14,456	—	—	40,722
Change in product inventory	$(4,485)	(338)	—	—	(4,823)	(5,106)	946	—	—	(4,160)	$(1,258)	$(6)	$—	$—	(1,264)	(5,858)	2,090	—	—	(3,768)
Reclamation and other costs	$(537)	(283)	—	—	(820)	(715)	(141)	—	—	(856)	$(1,502)	$(857)	$—	$—	(2,359)	(4,481)	(2,806)	—	—	(7,287)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	—					—	—	(3,634)	—	—	(3,634)
Exclusion of Keno Hill cash costs (4)	—	—	(14,931)	—	(14,931)	—	—	(23,143)	—	(23,143)	—	—	(71,883)	—	(71,883)	—	—	(58,826)	—	(58,826)
Cash Cost, Before By-product Credits (1)	61,939	33,492	—	—	95,431	59,172	34,409	—	—	93,581	232,409	131,506	—	—	363,915	230,604	113,542	—	—	344,146
Reclamation and other costs	757	195	—	—	952	758	195	—		953	3,029	$780	$—	$—	3,809	3,141	891	—	—	4,032
Sustaining capital	17,516	19,693	—	1,342	38,551	13,210	18,484	—	1,528	33,222	46,362	$69,316	—	5,165	120,843	45,214	44,864	—	1,532	91,610
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,396)	—	—	(5,396)
General and administrative	—	—	—	19,215	19,215	—	—	—	13,872	13,872	—	—	—	57,626	57,626	—	—	—	45,405	45,405
AISC, Before By-product Credits (1)	80,212	53,380	—	20,557	154,149	73,140	53,088	—	15,400	141,628	281,800	201,602	—	62,791	546,193	278,959	153,901	—	46,937	479,797
By-product credits:										—
Zinc	(23,715)	(7,666)	—	—	(31,381)	(22,894)	(7,203)	—	—	(30,097)	(93,495)	(28,939)	—	—	(122,434)	(89,088)	(26,244)	—	—	(115,332)
Gold	(44,708)	—	—	—	(44,708)	(48,618)	—	—	—	(48,618)	(180,497)	—	—	—	(180,497)	(115,189)	—	—	—	(115,189)
Lead	(5,592)	(13,549)	—	—	(19,141)	(6,670)	(14,736)	—	—	(21,406)	(24,963)	(57,036)	—	—	(81,999)	(26,374)	(55,042)	—	—	(81,416)
Copper	(938)	—	—	—	(938)	(927)	—	—	—	(927)	(3,465)	—	—	—	(3,465)	(409)	—	—	—	(409)
Exclusion of Lucky Friday byproduct credits (5)	—	—	—	—	—	—	—	—	—	—					—	—	3,943	—	—	3,943
Total By-product credits	(74,953)	(21,215)	—	—	(96,168)	(79,109)	(21,939)	—	—	(101,048)	(302,420)	(85,975)	—	—	(388,395)	(231,060)	(77,343)	—	—	(308,403)
Cash Cost, After By-product Credits	$(13,014)	$12,277	$—	$—	$(737)	$(19,937)	$12,470	$—	$—	$(7,467)	$(70,011)	$45,531	$—	$—	$(24,480)	$(456)	$36,199	$—	$—	$35,743
AISC, After By-product Credits	$5,259	$32,165	$—	$20,557	$57,981	$(5,969)	$31,149	$—	$15,400	$40,580	$(20,620)	$115,627	$—	$62,791	$157,798	$47,899	$76,558	$—	$46,937	$171,394
Ounces produced	1,952	1,250			3,202	2,348	1,337			3,685	8,725	5,261			13,986	8,481	4,891			13,372
Exclusion of Lucky Friday ounces produced (5)	—	—			—	—	—			—	—	—			—	—	(253)			(253)
Divided by ounces produced	1,952	1,250			3,202	2,348	1,337			3,685	8,725	5,261			13,986	8,481	4,638			13,119
Cash Cost, Before By-product Credits, per Silver Ounce	$31.73	$26.79			$29.80	$25.20	$25.73			$25.39	$26.64	$25.00			$26.02	$27.19	$24.48			$26.23
By-product credits per ounce	(38.40)	(16.97)			(30.03)	(33.70)	(16.40)			(27.42)	(34.66)	(16.34)			(27.77)	(27.24)	(16.68)			(23.51)
Cash Cost, After By-product Credits, per Silver Ounce	$(6.67)	$9.82			$(0.23)	$(8.50)	$9.33			$(2.03)	$(8.02)	$8.66			$(1.75)	$(0.05)	$7.80			$2.72
AISC, Before By-product Credits, per Silver Ounce	$41.10	$42.70			$48.14	$31.15	$39.70			$38.43	$32.30	$38.32			$39.05	$32.89	$33.18			$36.57

By-product credits per ounce	(38.40)	(16.97)	(30.03)	(33.70)	(16.40)	(27.42)	(34.66)	(16.34)	(27.77)	(27.24)	(16.68)	(23.51)
AISC, After By-product Credits, per Silver Ounce	$2.70	$25.73	$18.11	$(2.55)	$23.30	$11.01	$(2.36)	$21.98	$11.28	$5.65	$16.50	$13.06

In thousands (except per ounce amounts)	Three Months Ended December 31, 2025			Three Months Ended September 30, 2025			Twelve Months Ended December 31, 2025			Twelve Months Ended December 31, 2024
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$49,826	$8,671	$58,497	$55,422	$16,183	$71,605	$206,720	$38,574	$245,294	$223,614	$20,527	$244,141
Depreciation, depletion and amortization	(7,923)	—	(7,923)	(10,896)	—	(10,896)	(33,234)	—	(33,234)	(72,835)	—	(72,835)
Treatment costs	40	—	40	40	—	40	169	—	169	153	—	153
Change in product inventory	(1,677)	—	(1,677)	(4,293)	—	(4,293)	(2,774)	—	(2,774)	3,269	—	3,269
Reclamation and other costs	(321)	—	(321)	(326)	—	(326)	(1,283)	—	(1,283)	(823)	—	(823)
Exclusion of Other costs	—	(8,671)	(8,671)	—	(16,183)	(16,183)	—	(38,574)	(38,574)	—	(20,527)	(20,527)
Cash Cost, Before By-product Credits (1)	39,945	—	39,945	39,947	—	39,947	169,598		169,598	153,378	—	153,378
Reclamation and other costs	321	—	321	326	—	326	1,283	—	1,283	823	—	823
Sustaining capital	7,085	—	7,085	3,774	—	3,774	14,995	—	14,995	18,963	—	18,963
AISC, Before By-product Credits (1)	47,351	—	47,351	44,047	—	44,047	185,876	—	185,876	173,164	—	173,164
By-product credits:						0
Silver	(248)	—	(248)	(273)	—	(273)	(888)	—	(888)	(683)	—	(683)
Total By-product credits	(248)	—	(248)	(273)	—	(273)	(888)	—	(888)	(683)	—	(683)
Cash Cost, After By-product Credits	$39,697	$—	$39,697	$39,674	$—	$39,674	$168,710	$—	$168,710	$152,695	$—	$152,695
AISC, After By-product Credits	$47,103	$—	$47,103	$43,774	$—	$43,774	$184,988	$—	$184,988	$172,481	$—	$172,481
Divided by gold ounces produced	17	—	17	25	—	25	91	—	91	87	—	87
Cash Cost, Before By-product Credits, per Gold Ounce	$2,286	$—	$2,286	$1,593	$—	$1,593	$1,861		$1,861	$1,770	$—	$1,770
By-product credits per ounce	(14)	—	(14)	(11)	—	(11)	(10)		(10)	(8)	—	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$2,272	$—	$2,272	$1,582	$—	$1,582	$1,851		$1,851	$1,762	$—	$1,762
AISC, Before By-product Credits, per Gold Ounce	$2,710	$—	$2,710	$1,757	$—	$1,757	$2,039		$2,039	$1,998	$—	$1,998
By-product credits per ounce	(14)	—	(14)	(11)	—	(11)	(10)		(10)	(8)	—	(8)
AISC, After By-product Credits, per Gold Ounce	$2,696	$—	$2,696	$1,746	$—	$1,746	$2,029		$2,029	$1,990	$—	$1,990

In thousands (except per ounce amounts)	Three Months Ended December 31, 2025			Three Months Ended September 30, 2025			Twelve Months Ended December 31, 2025			Twelve Months Ended December 31, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$141,406	$58,497	$199,903	$157,470	$71,605	$229,075	$555,522	$245,294	$800,816	$487,574	$244,141	$731,715
Depreciation, depletion and amortization	(27,926)	(7,923)	(35,849)	(37,728)	(10,896)	(48,624)	(126,783)	(33,234)	(160,017)	(110,635)	(72,835)	(183,470)
Treatment costs	2,525	40	2,565	1,998	40	2,038	10,682	169	10,851	40,722	153	40,875
Change in product inventory	(4,823)	(1,677)	(6,500)	(4,160)	(4,293)	(8,453)	(1,264)	(2,774)	(4,038)	(3,768)	3,269	(499)
Reclamation and other costs	(820)	(321)	(1,141)	(856)	(326)	(1,182)	(2,359)	(1,283)	(3,642)	(7,287)	(823)	(8,110)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	(3,634)	—	(3,634)
Exclusion of Keno Hill cash costs (4)	(14,931)	—	(14,931)	(23,143)	—	(23,143)	(71,883)	—	(71,883)	(58,826)	—	(58,826)
Exclusion of Other costs	—	(8,671)	(8,671)	—	(16,183)	(16,183)	—	(38,574)	(38,574)	—	(20,527)	(20,527)
Cash Cost, Before By-product Credits (1)	95,431	39,945	135,376	93,581	39,947	133,528	363,915	169,598	533,513	344,146	153,378	497,524
Reclamation and other costs	952	321	1,273	953	326	1,279	3,809	1,283	5,092	4,032	823	4,855
Sustaining capital	38,551	7,085	45,636	33,222	3,774	36,996	120,843	14,995	135,838	91,610	18,963	110,573
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	(5,396)	—	(5,396)
General and administrative	19,215	—	19,215	13,872	—	13,872	57,626	—	57,626	45,405	—	45,405
AISC, Before By-product Credits (1)	154,149	47,351	201,500	141,628	44,047	185,675	546,193	185,876	732,069	479,797	173,164	652,961
By-product credits:
Zinc	(31,381)	—	(31,381)	(30,097)	—	(30,097)	(122,434)	—	(122,434)	(115,332)	—	(115,332)
Gold	(44,708)	—	(44,708)	(48,618)	—	(48,618)	(180,497)	—	(180,497)	(115,189)	—	(115,189)
Lead	(19,141)	—	(19,141)	(21,406)	—	(21,406)	(81,999)	—	(81,999)	(81,416)	—	(81,416)
Silver	—	(248)	(248)	—	(273)	(273)	—	(888)	(888)	—	(683)	(683)
Copper	(938)	—	(938)	(927)	—	(927)	(3,465)	—	(3,465)	(409)	—	(409)
Exclusion of Lucky Friday by-product credits (5)	—	—	—	—	—	—	—	—	—	3,943	—	3,943
Total By-product credits	(96,168)	(248)	(96,416)	(101,048)	(273)	(101,321)	(388,395)	(888)	(389,283)	(308,403)	(683)	(309,086)
Cash Cost, After By-product Credits	$(737)	$39,697	$38,960	$(7,467)	$39,674	$32,207	$(24,480)	$168,710	$144,230	$35,743	$152,695	$188,438
AISC, After By-product Credits	$57,981	$47,103	$105,084	$40,580	$43,774	$84,354	$157,798	$184,988	$342,786	$171,394	$172,481	$343,875
Ounces produced	3,202	17		3,685	25		13,986	91		13,372	86,648
Exclusion of Lucky Friday ounces produced (5)	—	—		—	—		—	—		(253)	—
Divided by ounces produced	3,202	17		3,685	25		13,986	91		13,119	87
Cash Cost, Before By-product Credits, per Ounce	$29.80	$2,286		$25.39	$1,593		$26.02	$1,861		$26.23	$1,770
By-product credits per ounce	(30.03)	(14)		(27.42)	(11)		(27.77)	(10)		(23.51)	(8)
Cash Cost, After By-product Credits, per Ounce	$(0.23)	$2,272		$(2.03)	$1,582		$(1.75)	$1,851		$2.72	$1,762
AISC, Before By-product Credits, per Ounce	$48.14	$2,710		$38.43	$1,757		$39.05	$2,039		$36.57	$1,998
By-product credits per ounce	(30.03)	(14)		(27.42)	(11)		(27.77)	(10)		(23.51)	(8)
AISC, After By-product Credits, per Ounce	$18.11	2,696		$11.01	1,746		$11.28	2,029		$13.06	1,990

In thousands (except per ounce amounts)	Three Months Ended June 30, 2025					Three Months Ended March 31, 2025					Three Months Ended December 31, 2024
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$58,921	$42,286	$25,881	$—	$127,088	$69,638	$44,049	$15,871	$—	$129,558	$67,887	$40,157	$15,356	$—	$123,400
Depreciation, depletion and amortization	(12,897)	(13,275)	(5,141)	—	(31,313)	(13,589)	(13,425)	(2,802)	—	(29,816)	(13,743)	(11,749)	(3,587)	—	(29,079)
Treatment costs	(1,001)	1,054	—	—	53	2,143	3,963	—	—	6,106	4,511	4,837	—	—	9,348
Change in product inventory	9,234	225	—	—	9,459	(901)	(839)	—	—	(1,740)	(2,833)	1,488	—	—	(1,345)
Reclamation and other costs	57	(160)	—	—	(103)	(307)	(273)	—	—	(580)	(1,119)	(2,152)	—	—	(3,271)
Exclusion of Keno Hill cash costs (4)	—	—	(20,740)	—	(20,740)	—	—	(13,069)	—	(13,069)	—	—	(11,769)	—	(11,769)
Cash Cost, Before By-product Credits (1)	54,314	30,130	—	—	84,444	56,984	33,475	—	—	90,459	54,703	32,581	—	—	87,284
Reclamation and other costs	757	195	—	—	952	757	195	—	—	952	785	183		—	968
Sustaining capital	8,268	17,069	—	1,270	26,607	7,368	14,070	—	1,025	22,463	15,329	12,434		389	28,152
General and administrative	—	—	—	12,540	12,540	—	—	—	11,999	11,999	—	—		9,048	9,048
AISC, Before By-product Credits (1)	63,339	47,394	—	13,810	124,543	65,109	47,740	—	13,024	125,873	70,817	45,198	—	9,437	125,452
By-product credits:
Zinc	(23,512)	(7,120)	—	—	(30,632)	(23,374)	(6,950)	—	—	(30,324)	(24,883)	(7,707)	—	—	(32,590)
Gold	(52,194)	—	—	—	(52,194)	(34,977)	—	—	—	(34,977)	(34,363)	—	—	—	(34,363)
Lead	(6,610)	(14,708)	—	—	(21,318)	(6,091)	(14,043)	—	—	(20,134)	(6,605)	(14,610)	—	—	(21,215)
Copper	(871)	—	—	—	(871)	(729)	—	—	—	(729)	—	—	—	—	—
Total By-product credits	(83,187)	(21,828)	—	—	(105,015)	(65,171)	(20,993)	—	—	(86,164)	(65,851)	(22,317)	—	—	(88,168)
Cash Cost, After By-product Credits	$(28,873)	$8,302	$—	$—	$(20,571)	$(8,187)	$12,482	$—	$—	$4,295	$(11,148)	$10,264	$—	$—	$(884)
AISC, After By-product Credits	$(19,848)	$25,566	$—	$13,810	$19,528	$(62)	$26,747	$—	$13,024	$39,709	$4,966	$22,881	$—	$9,437	$37,284
Divided by silver ounces produced	2,423	1,341			3,764	2,003	1,332			3,335	1,902	1,337			3,239
Cash Cost, Before By-product Credits, per Silver Ounce	$22.42	$22.47			$22.44	$28.46	$25.13			$27.13	$28.76	$24.37			$26.95
By-product credits per ounce	(34.33)	(16.28)			(27.90)	(32.54)	(15.76)			(25.84)	(34.62)	(16.69)			(27.22)
Cash Cost, After By-product Credits, per Silver Ounce	$(11.91)	$6.19			$(5.46)	$(4.08)	$9.37			$1.29	$(5.86)	$7.68			$(0.27)
AISC, Before By-product Credits, per Silver Ounce	$26.14	$35.35			$33.09	$32.51	$35.84			$37.75	$37.24	$33.81			$38.73
By-product credits per ounce	(34.33)	(16.28)			(27.90)	(32.54)	(15.76)			(25.84)	(34.62)	(16.69)			(27.22)
AISC, After By-product Credits, per Silver Ounce	$(8.19)	$19.07			$5.19	$(0.03)	$20.08			$11.91	$2.62	$17.12			$11.51

In thousands (except per ounce amounts)	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Three Months Ended December 31, 2024
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$50,790	$6,625	$57,415	$50,682	$7,095	$57,777	$51,734	$6,187	$57,921
Depreciation, depletion and amortization	(5,846)		(5,846)	(8,569)		(8,569)	(10,777)		(10,777)
Treatment costs	44		44	45		45	41		41
Change in product inventory	(62)		(62)	3,258		3,258	(96)		(96)
Reclamation and other costs	(324)		(324)	(312)		(312)	(201)		(201)
Exclusion of Other costs	—	(6,625)	(6,625)		(7,095)	(7,095)	—	(6,187)	(6,187)
Cash Cost, Before By-product Credits (1)	44,602	—	44,602	45,104	—	45,104	40,701	—	40,701
Reclamation and other costs	324	—	324	312	—	312	201	—	201
Sustaining capital	2,242	—	2,242	1,894	—	1,894	5,381	—	5,381
AISC, Before By-product Credits (1)	47,168	—	47,168	47,310	—	47,310	46,283	—	46,283
By-product credits:
Silver	(202)	—	(202)	(165)	—	(165)	(194)	—	(194)
Total By-product credits				(165)	—	(165)	(194)	—	(194)
Cash Cost, After By-product Credits	$44,400		$44,400	$44,939	$—	$44,939	$40,507	$—	$40,507
AISC, After By-product Credits	$46,966	$—	$46,966	$47,145	$—	$47,145	$46,089	$—	$46,089
Divided by gold ounces produced	28	—	28	20	—	20	21	—	21
Cash Cost, Before By-product Credits, per Gold Ounce	$1,585	$—	1,585	$2,203	$—	$2,203	$1,945	$—	$1,945
By-product credits per ounce	(7)	—	(7)	(8)	—	(8)	(9)	—	(9)
Cash Cost, After By-product Credits, per Gold Ounce	$1,578		$1,578	$2,195	$—	$2,195	$1,936	$—	$1,936
AISC, Before By-product Credits, per Gold Ounce	$1,676	$—	$1,676	$2,311	$—	$2,311	$2,212	$—	$2,212
By-product credits per ounce	(7)	—	(7)	(8)	—	(8)	(9)	—	(9)
AISC, After By-product Credits, per Gold Ounce	$1,669	$—	$1,669	$2,303	$—	$2,303	$2,203	$—	$2,203

In thousands (except per ounce amounts)	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Three Months Ended December 31, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$127,088	$57,415	$184,503	$129,558	$57,777	$187,335	$123,400	$57,921	$181,321
Depreciation, depletion and amortization	(31,313)	(5,846)	(37,159)	(29,816)	(8,569)	(38,385)	(29,079)	(10,777)	(39,856)
Treatment costs	53	44	97	6,106	45	6,151	9,348	41	9,389
Change in product inventory	9,459	(62)	9,397	(1,740)	3,258	1,518	(1,345)	(96)	(1,441)
Reclamation and other costs	(103)	(324)	(427)	(580)	(312)	(892)	(3,271)	(201)	(3,472)
Exclusion of Keno Hill cash costs	(20,740)	—	(20,740)	(13,069)	—	(13,069)	(11,769)	—	(11,769)
Exclusion of Other costs	—	(6,625)	(6,625)	—	(7,095)	(7,095)	—	(6,187)	(6,187)
Cash Cost, Before By-product Credits (1)	84,444	44,602	129,046	90,459	45,104	135,563	87,284	40,701	127,985
Reclamation and other costs	952	324	1,276	952	312	1,264	968	201	1,169
Sustaining capital	26,607	2,242	28,849	22,463	1,894	24,357	28,152	5,381	33,533
General and administrative	12,540	—	12,540	11,999	—	11,999	9,048	—	9,048
AISC, Before By-product Credits (1)	124,543	47,168	171,711	125,873	47,310	173,183	125,452	46,283	171,735
By-product credits:
Zinc	(30,632)	—	(30,632)	(30,324)	—	(30,324)	(32,590)	—	(32,590)
Gold	(52,194)	—	(52,194)	(34,977)	—	(34,977)	(34,363)	—	(34,363)
Lead	(21,318)	—	(21,318)	(20,134)	—	(20,134)	(21,215)	—	(21,215)
Copper	(871)	—	(871)	(729)	—	(729)	—	—	—
Silver	—	(202)	(202)	—	(165)	(165)	—	(194)	(194)
Total By-product credits	(105,015)	(202)	(105,217)	(86,164)	(165)	(86,329)	(88,168)	(194)	(88,362)
Cash Cost, After By-product Credits	$(20,571)	$44,400	$23,829	$4,295	$44,939	$49,234	$(884)	$40,507	$39,623
AISC, After By-product Credits	$19,528	$46,966	$66,494	$39,709	$47,145	$86,854	$37,284	$46,089	$83,373
Divided by ounces produced	3,764	28		3,335	20		3,239	21
Cash Cost, Before By-product Credits, per Ounce	$22.44	$1,585		$27.13	2,203		$26.95	$1,945
By-product credits per ounce	(27.90)	(7)		(25.84)	(8)		(27.22)	(9)
Cash Cost, After By-product Credits, per Ounce	$(5.46)	$1,578		$1.29	$2,195		$(0.27)	$1,936
AISC, Before By-product Credits, per Ounce	$33.09	$1,676		$37.75	$2,311		$38.73	$2,212
By-product credits per ounce	(27.90)	(7)		(25.84)	(8)		(27.22)	(9)
AISC, After By-product Credits, per Ounce	$5.19	$1,669		$11.91	$2,303		$11.51	$2,203

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
Other includes total cost of sales related to the Company's environmental remediation services business.

(4)
Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(5)
Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2026 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2026
	Greens Creek	Lucky Friday	Corporate(3)	Total Silver
Total cost of sales	$286,300	$183,600	$—	$469,900
Depreciation, depletion and amortization	(56,100)	(51,600)	—	(107,700)
Treatment costs	17,800	7,900	—	25,700
Change in product inventory	—	—	—	—
Other costs	(1,500)	1,600	—	100
Cash Cost, Before By-product Credits (1)	246,500	141,500	—	388,000
Reclamation and other costs	3,000	1,000	—	4,000
Sustaining capital	67,400	69,400	11,000	147,800
General and administrative	—	—	63,400	63,400
AISC, Before By-product Credits (1)	316,900	211,900	74,400	603,200
By-product credits:
Zinc	(95,800)	(30,500)	—	(126,300)
Gold	(192,200)	—	—	(192,200)
Lead	(24,700)	(59,200)	—	(83,900)
Copper	(2,300)	—	—	(2,300)
Silver	—	—	—	—
Total By-product credits	(315,000)	(89,700)	—	(404,700)
Cash Cost, After By-product Credits	$(68,500)	$51,800	$—	$(16,700)
AISC, After By-product Credits	$1,900	$122,200	$74,400	$198,500
Divided by silver ounces produced	7,800	4,950		12,750
Cash Cost, Before By-product Credits, per Silver Ounce	$31.60	$28.59		$30.43
By-product credits per silver ounce	(40.38)	(18.12)		(31.74)
Cash Cost, After By-product Credits, per Silver Ounce	$(8.78)	$10.47		$(1.31)
AISC, Before By-product Credits, per Silver Ounce	$40.63	$42.81		$47.31
By-product credits per silver ounce	(40.38)	(18.12)		(31.74)
AISC, After By-product Credits, per Silver Ounce	$0.25	$24.69		$15.57

In thousands (except per ounce amounts)	Estimate for Three Months Ended March 31, 2026
	Casa Berardi	Total Gold
Total cost of sales	$49,000	$49,000
Depreciation, depletion and amortization	(8,400)	(8,400)
Treatment costs	—	—
Change in product inventory	—	—
Other costs	(400)	(400)
Cash Cost, Before By-product Credits (1)	40,200	40,200
Reclamation and other costs	300	300
Sustaining capital	6,800	6,800
AISC, Before By-product Credits (1)	47,300	47,300
By-product credits:
Silver	(300)	(300)
Total By-product credits	(300)	(300)
Cash Cost, After By-product Credits	$39,900	$39,900
AISC, After By-product Credits	$47,000	$47,000
Divided by gold ounces produced	15.5	15.5
Cash Cost, Before By-product Credits, per Gold Ounce	$2,594	$2,594
By-product credits per gold ounce	(19)	(19)
Cash Cost, After By-product Credits, per Gold Ounce	$2,575	$2,575
AISC, Before By-product Credits, per Gold Ounce	$3,052	$3,052
By-product credits per gold ounce	(19)	(19)
AISC, After By-product Credits, per Gold Ounce	$3,033	$3,033

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

Reconciliation of Net Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for closed operations and environmental matters, stock-based compensation, provisional price gains, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income and debt to adjusted EBITDA and net debt:

Dollars are in thousands	4Q-2025	3Q-2025	2Q-2025	1Q-2025	4Q-2024	FY 2025	FY 2024
Net income	134,409	$100,726	$57,705	$28,872	$11,924	321,712	$35,802
Interest expense	5,526	13,405	11,099	11,551	13,784	41,581	49,834
Income and mining tax provision (benefit)	53,884	54,877	32,561	16,145	8,069	157,467	30,414
Depreciation, depletion and amortization	39,107	49,377	37,914	39,172	41,206	165,570	190,471
Ramp-up and suspension costs	2,060	2,003	2,421	2,135	7,492	8,619	33,985
(Gain) loss on disposition of properties, plants, equipment, and mineral interests	6	2,706	(2,077)	211	(86)	846	(1,244)
Foreign exchange loss (gain)	2,196	(305)	3,517	356	(4,143)	5,764	(7,552)
Write down of property, plant and equipment	—	—	—	—	110	—	14,574
Fair value adjustments, net	18,412	(17,625)	(9,615)	(3,627)	9,008	(12,455)	2,204
Provisional price (gains) losses	(28,993)	(10,903)	(4,150)	(6,916)	(3,330)	(50,962)	(22,880)
Provision for closed operations and environmental matters	4,965	1,268	844	790	3,162	7,867	6,843
Stock-based compensation	3,356	2,639	2,987	1,936	2,258	10,918	8,659
Inventory adjustments	10,591	51	812	1,558	1,633	13,012	11,707
Monetization of zinc and lead hedges	(72)	(91)	(44)	(454)	(4,025)	(661)	(10,483)
Other	5,611	(2,433)	(1,511)	(941)	(504)	726	(4,425)
Adjusted EBITDA	$251,058	$195,695	$132,463	$90,788	$86,558	$670,004	$337,909
Total debt						275,800	$550,713
Less: Cash and cash equivalents						241,558	26,868
Net debt						$34,242	$523,845
Net debt/LTM adjusted EBITDA (non-GAAP)						0.1	1.6

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mine development. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash provided by operating activities	$217,055	$67,470	$562,638	$218,277
Less: Capital investment	(82,346)	(60,784)	(252,389)	(214,492)
Free cash flow	$134,709	$6,686	$310,249	$3,785

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants, equipment and mine development. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development investment, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Years Ended December 31,
		2025	2024	2023	2022
Cash provided by operating activities	$1,156,320	$435,142	$317,861	$214,883	$188,434
Exploration	$30,222	$8,471	$8,016	$7,815	$5,920
Less: Capital investment	$(421,706)	$(127,550)	$(97,387)	$(108,879)	$(87,890)
Free cash flow	$764,836	$316,063	$228,490	$113,819	$106,464